SUB-ITEM 77E.  LEGAL PROCEEDINGS

Since February 2004,
Federated and related
entities
(collectively,
"Federated")
have been
named as
defendants in several
lawsuits, that were
consolidated into
a single action in
the United States
District Court for
the Western District
of Pennsylvania,
alleging excessive
advisory
fees involving
one of the
Federated-sponsored
mutual funds.
Without admitting
the validity of
any claim, Federated
reached a final
settlement with
the Plaintiffs
in these cases
in April 2011.

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